Exhibit 2

A copy of this Notice was lodged with the Australian Securities and Investments Commission on the 6th day of May 2004. The Australian Securities and Investments Commission takes no responsibility for the contents of this notice.

Durban Roodepoort Deep, Limited ARBN 086 277 616 / South African Reg. No. 1895/000926/06

Company notice—section 650D(1) of the Corporations Act
Notice of variation

To:	1	Emperor Mines Limited ABN 61 007 508 787 (Emperor)
	2	Shareholders in Emperor to whom Durban Roodepoort Deep, Limited (DRD) has made takeover offers.

        DRD gives notice under section 650D of the Corporations Act 2001 that:

    •
    DRD proposes to vary the takeover offers (Offers) by extending the period during which they will remain open so that they will now close at 7.00pm (Sydney time) on 11 June 2004;

    •
    the new date for the purposes of giving notice of status of defeating conditions under section 630 of the Corporations Act will be 3 June 2004; and

    •
    accordingly, the Offers are varied by replacing:

    (1)
    "14 May 2004" with "11 June 2004" in section 9.2(a) of the Offers; and

    (2)
    "6 May 2004" with "3 June 2004" in section 9.12 of the Offers.

    Dated 5 May 2004

        Signed for DRD by two directors of DRD authorised to sign this notice pursuant to a resolution passed at a meeting of directors of DRD.

/s/ IAN MURRAY Ian Murray—Director	/s/ GEOFFREY CAMPBELL Geoffrey Campbell—Director